CHANGE OF CONTROL AGREEMENT

AGREEMENT by and between Unisys Europe Limited, a company organized under the laws of England (the “Company”), and Andrew J. Stafford (the “Executive”), dated as of 14 October 2016.
The Board of Directors (the “Board”) of Unisys Corporation (“Unisys”) has determined that it is in the best interests of Unisys and its stockholders to assure that Unisys will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of Unisys. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to Unisys and the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Company has agreed to enter into this Change of Control Agreement with Executive, dated as of the date set forth above (the “Agreement”).
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1. Certain Definitions. (a) The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated within the twelve (12) month period prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.
(b) The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.
2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean, at any time while the Executive serves as an officer of Unisys:
(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of Unisys (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Unisys entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Unisys, (ii) any acquisition by Unisys, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Unisys or any corporation controlled by Unisys or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or
(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Unisys’ stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Unisys (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Unisys or all or substantially all of Unisys’ assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Unisys or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d) Approval by the stockholders of Unisys of a complete liquidation or dissolution of Unisys.

3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company and to continue to serve as an officer of Unisys subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the “Employment Period”).
4. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities with the Company and Unisys shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.
(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and Unisys and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company and officer of Unisys in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company and Unisys.
(b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
(ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s highest bonus under Unisys’ Executive Variable Compensation Plan, or any comparable bonus or retention amount under any predecessor or successor plan or retention agreement, for the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year) (the “Recent Annual Bonus”). Each such Annual Bonus shall be paid on or after January 1 of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, but not later than March 15 of such fiscal year, unless the Executive shall elect to defer the receipt of such Annual Bonus in accordance with the terms of the applicable deferred compensation plan.
(iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of Unisys and its affiliated companies and consistent with applicable local laws and customs, if any, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by Unisys and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of Unisys and its affiliated companies, consistent with applicable local laws and customs, if any.
(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by Unisys and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of Unisys and its affiliated companies and consistent with applicable local laws and customs, if any, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of Unisys and its affiliated companies, consistent with applicable local laws and customs, if any.
(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of Unisys and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of Unisys and its affiliated companies, consistent with applicable local laws and customs, if any.
(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of Unisys and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of Unisys and its affiliated companies, consistent with applicable local laws and customs, if any.
(vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by Unisys and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of Unisys and its affiliated companies, consistent with applicable local laws and customs, if any.
(viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of Unisys and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of Unisys and its affiliated companies, consistent with applicable local laws and customs, if any.
5. Termination of Employment. (a) Death or Disability. The Executive’s employment by the Company and service as an officer of Unisys shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company and service as an officer of Unisys shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company and Unisys on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:
(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company and Unisys or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Company, the Board or the Chief Executive Officer of Unisys which specifically identifies the manner in which the Company, the Board or the Chief Executive Officer of Unisys believes that the Executive has not substantially performed the Executive’s duties, or
(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or Unisys.
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company or Unisys. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of Unisys or based upon the advice of counsel for Unisys shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and Unisys. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company or Unisys which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or Unisys promptly after receipt of notice thereof given by the Executive;
(ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(iii) a requirement by the Company or Unisys that the Executive be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or a requirement by the Company or Unisys that the Executive travel on Company or Unisys business to a substantially greater extent than required immediately prior to the Effective Date;

(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or
(v) any failure by the Company to comply with and satisfy Section 10(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive.
(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination or any later date specified therein, as the case may be, and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
6. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for death, Cause or Disability or the Executive shall terminate employment for Good Reason:
(i) the Company shall pay to the Executive in a lump sum in cash within 75 days after the Date of Termination the aggregate of the following amounts:
A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid or deferred, (2) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any accrued vacation pay, to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”; provided, however, that any such amounts that Executive shall have previously elected to defer shall not be paid in a lump sum in cash but shall instead be credited to the Executive’s account under the relevant deferred compensation plan and paid to the Executive in accordance with the terms of such plan); and
B. the amount equal to the product of (1) two and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus less any payment received pursuant to clause 16 (Pay In Lieu of Notice) of the Contract of Employment dated as of March 25, 2016 between the Company and Executive, as may be amended from time to time;
C. an amount equal to the product of (1) two and (2) the value of the Company funded portion of your relevant annual UK Healthcare benefit.
(iii) the Company shall, at its sole expense as actually incurred by Executive, provide the Executive with reasonable outplacement services directly related to the termination of Executive’s employment with the Company, the provider of which shall be selected by the Executive in his sole discretion, provided that such outplacement service coverage shall not extend beyond the last day of the second taxable year of Executive following the taxable year of Executive in which the termination of employment occurred; and
(iv) to the extent not theretofore paid or provided, in accordance with the terms of the relevant plans, programs, policies or practices or contracts or agreements, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any such plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
If the Executive becomes entitled to the severance benefits provided in this Section 6(a) as a result of Section 1(a) of this Agreement and Executive’s termination prior to the Change of Control was for a reason under this Section 6(a), (A) the cash severance benefits payable to the Executive under clause 6(a)(i) shall be reduced by the amount payable to Executive on account of Executive’s termination prior to the Change of Control and shall be paid to Executive within 75 days following the date of the Change of Control; (B) severance benefits provided pursuant to clause 6(a)(ii) shall only be applicable if the period provided in clause 6(a)(ii) is longer than that provided to Executive on Executive’s Date of Termination, and in such event, the period of time such severance benefits are provided shall be extended to reflect the additional period provided in clause 6(a)(ii) as measured from Executive’s Date of Termination; (C) severance benefits provided in clause 6(a)(iii) shall apply as of the date of the Change of Control; and (D) the Other Benefits shall be payable in accordance with the terms of the applicable plans, programs, policies or practices or contracts or agreements.
(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 75 days following the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by Unisys and affiliated companies to the estates and beneficiaries of peer executives of Unisys and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of Unisys and its affiliated companies and their beneficiaries, consistent with applicable local laws and customs, if any.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 75 days following the Date of Termination.

(d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, and (y) Other Benefits, in each case to the extent not theretofore paid or deferred. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 75 days following the Date of Termination.
7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by Unisys or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company, Unisys or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company, Unisys or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
8. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or Unisys may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at a rate of 1% plus the Bank of England’s base interest rate.
9. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and Unisys all secret or confidential information, knowledge or data relating to the Company, Unisys or any of their affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and service as an officer of Unisys or employment by or service with any of their affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company and service as an officer of Unisys, the Executive shall not, without the prior written consent of Unisys or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Unisys and those designated by it. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

10. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall have the right to assign this Agreement to Unisys or other direct or indirect subsidiaries of Unisys.
(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with English law. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
Prae Wood House
Hemel Hempstead Road
St Albans
Hertfordshire
AL3 6AB

If to the Company:
Unisys Europe Limited
Building 6
Chiswick Park
566 Chiswick High Road
London WR 5HR

with a copy to:
Unisys Corporation
801 Lakeview Drive, Suite 100
Blue Bell, PA 19422 USA
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d) The Company may withhold from any amounts payable under this Agreement such income or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Dated: 14 October 2016	/s/ Andrew J. Stafford
Andrew J. Stafford

UNISYS EUROPE LIMITED

Dated: 11 October 2016	By:	Martin Godfrey